Notice of the 2005 Annual Meeting and Proxy Statement

Pitney Bowes Inc. World Headquarters One Elmcroft Road Stamford, Connecticut 06926-0700 (203) 356-5000

To the Stockholders:

We will hold our 2005 annual meeting of stockholders at 9:00 a.m. on Monday, May 9, 2005 at our world headquarters in Stamford, Connecticut.

The Notice of Meeting and Proxy Statement and accompanying proxy card describe in detail the matters to be acted upon at the meeting.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, please sign, date and return your proxy card in the enclosed envelope as soon as possible. Stockholders of record also have the option of granting a proxy by telephone or Internet, as described on the proxy card.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael J. Critelli
Chairman and Chief Executive Officer

Stamford, Connecticut
March 24, 2005

Notice of Meeting:

The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 9, 2005, at 9:00 a.m. at the company’s World Headquarters, One Elmcroft Road, Stamford, Connecticut. Directions to Pitney Bowes’ World Headquarters are set forth on the back cover page of the proxy statement.

The items of business at the annual meeting are:

1.	Election of three directors.

2.	Ratification of independent registered public accounting firm for 2005.

3.	Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

March 11, 2005 is the record date for the meeting.

This proxy statement and accompanying proxy card are being distributed on or about March 24, 2005.

Amy C. Corn
Corporate Secretary

Proxy Statement

The Annual Meeting and Voting

Our board of directors is soliciting proxies to be used at the annual meeting of stockholders to be held on May 9, 2005, or at any adjournment or postponement of the meeting. This proxy statement contains information about the items being voted on at the annual meeting.

Annual Meeting Admission

An admission ticket, which is required for entry into the annual meeting, is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the annual meeting, please vote your proxy but keep the admission ticket and bring it to the annual meeting.

If your shares are held in the name of a bank, broker or nominee and you plan to attend the meeting, you must present proof of your ownership of Pitney Bowes stock (such as a bank or brokerage account statement) to be admitted to the meeting.

Who is entitled to vote?

Record stockholders of Pitney Bowes common stock and $2.12 preference stock at the close of business on March 11, 2005 (the record date) can vote at the meeting. As of the record date, 230,421,650 shares of Pitney Bowes common stock and 45,559 shares of $2.12 preference stock were issued and outstanding. Each stockholder has one vote for each share of common stock owned as of the record date, and 16.53 votes for each share of $2.12 preference stock owned as of the record date.

How do I vote?

You may choose one of three methods to grant your proxy. You may grant your proxy on-line via the Internet. If you have access to the Internet, we encourage you to grant your proxy at the following Web address: www.eproxyvote.com/pbi. You may instead grant your proxy by telephone (1-877-PRX-VOTE) or by completing and mailing the enclosed proxy card. In addition, you may attend the meeting and vote in person.

May I change my vote?

You may revoke your proxy at any time before it is voted at the meeting in several ways. You may send in a revised proxy dated later than the first proxy; or you may vote in person at the meeting; or you may notify the corporate secretary in writing prior to the meeting that you have revoked your proxy.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you grant your proxy by Internet, telephone or proxy card, you will be considered part of the quorum. Abstentions, broker non-votes and votes withheld from director nominees are included in the count to determine a quorum. If a quorum is present, director candidates receiving the highest number of votes will be elected. Proposal 2 will be approved if a majority of the votes cast by the stockholders are voted in favor.

What is the effect of broker non-votes?

Under New York Stock Exchange rules, if your broker holds your shares in its “street” name, the broker may vote your shares on proposals 1 and 2 if it does not receive instructions from you.

If your broker does not vote on one or more agenda items, the effect would be as follows:

Election of Directors. Broker non-votes have no effect because only a plurality of the votes cast is required to elect a director.

Proposal 2. Broker non-votes would not be votes cast and therefore would not be counted either for or against, and would therefore have no effect.

How do Dividend Reinvestment Plan participants or employees with shares in the 401(k) plan vote by proxy?

If you are a stockholder of record and participate in the company’s Dividend Reinvestment Plan, or employee 401(k) plan, you will receive a proxy card with instructions on the three different ways available to you to grant your proxy (through the mail, by telephone, or over the Internet).

Shares held in the company’s 401(k) plan are voted by the plan trustee in accordance with voting instructions received from plan participants using the enclosed proxy card. The plan directs the trustee to vote shares for which no instructions are received in the same proportion (for, against, abstain or withheld) indicated by the voting instructions given by participants in the plan.

Who will count the votes?

EquiServe Trust Company, N.A. (“EquiServe”) will tabulate the votes and act as Inspector of Election.

Multiple Copies of Annual Report to Stockholders

Our 2004 annual report has been mailed to stockholders. It will save the company money, and therefore benefit all stockholders, to eliminate distribution of unnecessary duplicate copies of the annual report. To print and distribute one annual report costs the company about $6.75.

If you and other stockholders of record with whom you share an address currently receive more than one copy of the annual report, we will discontinue mailing reports for the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the prompts when you grant your proxy if you are a stockholder of record granting your proxy by telephone or Internet.

At least one account per household must continue to receive the annual report, unless you elect to view future annual reports over the Internet. Mailing of dividends, stockholder investment statements and proxy materials will not be affected by your election to discontinue future duplicate mailings of the annual report. To discontinue or resume the mailing of an annual report to an account, or to consolidate your multiple accounts, call our transfer agent, EquiServe, at the special Pitney Bowes toll-free number, 1-800-648-8170.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Pitney Bowes annual report, contact them to eliminate duplicate mailings.

Electronic Delivery of Annual Report and Proxy Statement

This proxy statement and our 2004 annual report may be viewed online at www.pb.com/2004annual. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy card or by following the instructions provided if you grant your proxy by Internet or by telephone. If you choose this option, you will receive a proxy card in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your Pitney Bowes stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals and Other Business for the 2006 Annual Meeting

If a stockholder wants to submit a proposal for inclusion in the company’s proxy material for the 2006 annual meeting, which is scheduled to be held on Monday, May 8, 2006, it must be received by the corporate secretary by November 24, 2005. Also, under our By-laws, a stockholder can present other business at an annual meeting, including the nomination of candidates for director, only if written notice of the business or candidates is received by the corporate secretary by February 7, 2006. There are other procedural requirements in the By-laws pertaining to stockholder proposals and director nominations. The By-laws are posted on the company’s website at www.pb.com/corporategovernance. Any stockholder may obtain a copy of the By-laws without charge by writing to the corporate secretary.

Corporate Governance

Stockholders are encouraged to visit the company’s Corporate Governance website at www.pb.com/corporategovernance for information concerning the company’s governance practices, including the Governance Principles of the Board of Directors (which are reprinted on pages 7 to 11 of this proxy statement), charters of the committees of the board, and the Directors’ Code of Business Conduct and Ethics. The company’s Business Practices Guidelines, which is the company’s Code of Ethics for employees, including the company’s chief executive officer and senior financial officers, is also available on the company’s Corporate Governance website.

In conducting its annual review of the Governance Principles, the Governance Committee recommended, and the board of directors adopted, amendments to the Governance Principles, including amendments reflecting the revised listing standards of the New York Stock Exchange.

Board of Directors

The board of directors has reviewed the independence of each director under the standards of the New York Stock Exchange listing standards and the standards of independence set forth in the Governance Principles. Based upon its review, the board has concluded that each of the eleven non-employee directors is independent.

In February 2005, the board of directors appointed Robert E. Weissman, one of the independent directors, to serve as the board’s Presiding Director. Mr. Weissman succeeds Michael I. Roth, whose one-year term as Presiding Director expired in February 2005. The board of directors has designated Mr. Weissman to serve as Presiding Director for a term of one year.

The Presiding Director serves as the chair of the periodic executive sessions of the board of directors during which neither the sole employee director nor other members of management are present.

The board of directors has established procedures by which stockholders and other interested parties may communicate with the Presiding Director, the independent directors, or the board of directors. Such parties may communicate with the Presiding Director via e-mail at presiding.director@pb.com, or they may write to one or more directors, care of the Corporate Secretary, Pitney Bowes Inc., One Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700.

The board of directors has instructed the corporate secretary to assist the Presiding Director and the board in reviewing all electronic and written communications, as described above, as follows:

(i)	Customer, vendor or employee complaints or concerns are investigated by management and copies are forwarded to the Presiding Director;

(ii)	If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they will be forwarded by the corporate secretary to the General Auditor and to the Chairman of the Audit Committee for review. Any such matter will be investigated in accordance with the procedures established by the Audit Committee;

(iii)	Other communications raising matters that require investigation will be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and will be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the corporate secretary will forward written communications to the full board of directors or to any individual director or directors to whom the communication is directed unless the communication is threatening, illegal or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

It is the longstanding practice and the policy of the board of directors that the directors attend the annual meeting of stockholders. All directors attended the May 2004 annual meeting.

GOVERNANCE PRINCIPLES OF THE
BOARD OF DIRECTORS

The Board of Directors of Pitney Bowes Inc. has adopted the Governance Principles set forth below as a framework for the governance of the Company. The Governance Committee reviews these Governance Principles annually and recommends changes to the Board of Directors as appropriate.

1. Role and Responsibilities of the Board of Directors. The Board of Directors is elected by the Company’s stockholders to oversee the management and conduct of the Company’s businesses by its chief executive officer and other officers and employees, to enhance the long-term value of the Company for the benefit of its stockholders. In fulfilling its obligations, the core responsibilities of the Board of Directors are:

•	To select, evaluate, and compensate the chief executive officer.

•	To oversee management succession planning.

•	To provide counsel and oversight in the selection and evaluation, and to approve the compensation, of senior management.

•	To review and approve the Company’s material capital allocations and expenditures, and material transactions not in the ordinary course of business.

•	To review and approve the management’s strategic plans and long-term goals.

•	To provide counsel and oversight with respect to corporate performance, and evaluate results compared to the strategic plans and other long-range goals.

•	To review and monitor the Company’s financial controls and reporting systems.

•	To review and approve the Company’s financial standards, policies, and plans.

•	To review the Company’s ethical standards and legal compliance efforts, and to assess from time to time the continued effectiveness of the programs established to prevent, detect, and report violations of law or Company policy.

•	To provide counsel and oversight with respect to relations with stockholders, customers, employees, and the communities in which the Company operates.

•	To identify candidates for election to the Board.

2. Committees. The Board performs many of its responsibilities with the assistance of committees. The Board has seven standing Committees: Audit, Executive Compensation, Governance, Executive, Finance, Corporate Responsibility, and E-commerce and Technology. The Board may also establish and maintain other Committees from time to time as it deems necessary and appropriate. Each standing Committee operates under a written charter that sets forth the purposes and responsibilities of the committee as well as qualifications for Committee membership. Both the Audit and Executive Compensation Committees (each in conjunction with the Governance Committee) and the Governance Committee annually review their respective charters and recommend changes to the Board as appropriate. All standing Committees report regularly to the full Board with respect to their activities.

The Governance Committee considers and makes recommendations to the Board regarding Committee size, structure, composition and functioning. Committee members and chairpersons are recommended to the Board by the Governance Committee and appointed by the full Board. The chair of each Committee determines the frequency, length and agenda of the Committee’s meetings.

3. Qualifications of Directors. Members of the Board of Directors should conduct themselves in accordance with the highest standards of integrity and ethical behavior in the discharge of their duty to safeguard the long-term interests of the stockholders. The Board should be comprised of such number of directors as the Board considers optimal to promote a productive group deliberation and decision process. As a whole, the Board should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the benefit of the Company’s stockholders. While all Directors should possess business acumen and must exercise sound judgment in their oversight of the Company’s operations, the Board endeavors to include an array of targeted skills and experience in its overall composition rather than requiring every Director to possess the same skills, perspective, and interests. Criteria that the Board looks for in Board candidates include, among other things, an individual’s business experience and skills, judgment, independence, integrity, and ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts with the Company’s interests.

The Board, with the assistance of the Governance Committee, is responsible for assembling appropriate expertise within its membership as a whole, including financial literacy and expertise needed for members of the Audit Committee as required by applicable law and New York Stock Exchange listing standards. The Governance Committee is responsible for reviewing and revising, as needed, criteria for the selection of Directors, and from time to time, reviews and updates the Board candidate profile utilized in the context of a Director search, in light of the current needs of the business and the experience and talent then represented on the Board. The Governance Committee reviews the qualifications of Director candidates in light of the criteria approved by the Board and recommends candidates to the Board for election by the stockholders at the Annual Stockholders Meeting.

While the Board does not believe it appropriate to establish an arbitrary limit with respect to the number of public company boards upon which a Director may serve, the Board shall evaluate whether each Director evidences the ability to devote sufficient and significant time for service on the Company’s Board. Any Director intending to stand for election to the Board of Directors of an additional public company must provide advance notice to the Governance Committee Chair and the Chief Executive Officer.

4. Director Evaluation and Tenure. The Board of Directors conducts a self-assessment of its performance each year using these Governance Principles as a tool against which performance is measured. The self-assessment process is also used as an opportunity to identify process improvements (i) to provide the Board with appropriate and adequate information in a timely fashion and (ii) to promote a high degree of engagement in the Board’s discussions and deliberations. In addition to the annual Board of Directors’ self-assessment, the attendance and contribution of each Board member is thoroughly reviewed every time the member is recommended by the Governance Committee for reelection by the stockholders.

The Board of Directors establishes and oversees processes by which the Committees of the Board evaluate their performance as measured against their responsibilities as set forth in the respective Committee charters. Each of the Committees of the Board conducts an annual performance evaluation and reports the results of the evaluation to the Board.

Directors who retire from their employment or who otherwise significantly change their position at any time while a member of the Board must notify the Governance Committee Chair of such change. The Governance Committee then reviews the continued appropriateness of Board membership under these circumstances, and reports its recommendation to the Board of Directors.

Directors must retire from the Board no later than the Annual Stockholders Meeting following attainment of age seventy.

5. Composition and Independence of the Board and its Committees. The Board is divided into three classes, as nearly equal in number as possible, with staggered terms of three years each, so that the term of one class expires at each Annual Stockholders Meeting. Accordingly, Directors typically stand for reelection every three years.

A substantial majority of the Directors are independent. In accordance with longstanding Company practice, it is the expectation and strong preference of the Board that all but the employee Director(s) be indepen-

dent. No more than two Directors should be employees of the Company. All Committees, except the Executive Committee, are comprised solely of independent directors. The Company does not maintain consulting relationships with any of its non-employee Directors or any of their family members for which a fee or other remuneration is paid, outside of the Director’s compensation as a Director of Pitney Bowes.

An “independent” director is a director who meets the New York Stock Exchange definition of “independence,” as determined by the Board. The Board of Directors determines on an annual basis whether each Director is independent based upon the recommendation of the Governance Committee and all relevant facts and circumstances appropriate for consideration in the judgment of the Board. The Board applies the following standards in assessing independence:

No Director can qualify as independent if he or she has a material relationship with the Company outside of his or her service as a Director of the Company. A Director is not independent if:

(i)	the Director was employed by the Company within the preceding three years;

(ii)	an immediate family member of the Director was employed by the Company as an executive officer within the preceding three years;

(iii)	the Director is a current partner or employee of the Company’s independent auditor, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;

(iv)	an immediate family member of the Director is a current partner of the Company’s independent auditor, or is a current employee of the Company’s independent auditor participating in the audit firm’s audit, assurance or tax compliance (but not tax planning) practice, or was, within the preceding three years (but is no longer) a partner or employee of the Company’s independent auditor and personally worked on the Company’s audit within that time;

(v)	within the preceding three years, an executive officer of Pitney Bowes was on the compensation committee of the board of directors of a company at the same time the company employed the Pitney Bowes Director or an immediate family member of the Director as an executive officer;

(vi)	during any 12-month period within the preceding three years, the Director received any direct compensation from the Company in excess of $100,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company;

(vii)	during any 12-month period within the preceding three years, an immediate family member of the Director received any direct compensation from the Company in excess of $100,000, other than compensation for service as a non-executive employee of the Company;

(viii)	another company where the Director is a current executive officer or employee made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues;

(ix)	another company where a member of the Director’s immediate family is a current executive officer made payments to or received payments from Pitney Bowes for property or services in an amount that, in any single fiscal year within the preceding three fiscal years, exceeded the greater of $1 million or two percent of the other company’s consolidated gross revenues;

(x)	Pitney Bowes’ discretionary charitable contributions to an organization where the Director or the Director’s spouse serves as an officer, director or trustee exceeded, in any single fiscal year within the preceding three years, the greater of $1 million or two percent of that organization’s consolidated gross revenues. (Pitney Bowes’ employee and Director matching charitable gifts programs will not be included in the amount of Pitney Bowes’ contributions for this purpose.)

The conclusions of the Board regarding the independence of each Director are disclosed in the Company’s proxy statement for each Annual Stockholders Meeting.

6. Evaluation of the Chief Executive Officer. The performance of the Chief Executive Officer is reviewed annually by the independent Directors. On an annual basis, at a joint meeting of the Governance Committee and the Executive Compensation Committee, at which the chair of the Governance Committee presides, the performance and achievements of the Chief Executive Officer, as well as areas for development, are reviewed in executive session. At a subsequent executive session of independent Directors, the Governance Committee chair presents a summary of the joint committees’ discussion regarding the Chief Executive Officer’s performance, and leads a discussion with the independent Directors. Feedback is then provided directly to the Chief Executive Officer, on behalf of the independent Directors, by the chair of the Governance Committee. The evaluation is used by the Executive Compensation Committee and the other independent Directors when considering and approving the compensation of the Chief Executive Officer.

7. Review of Management and Succession Planning. The Governance Committee assesses the Company’s long-term succession plan, as well as its plan for a near-term or temporary replacement of the Chief Executive Officer in case of emergency or where the Chief Executive Officer is disabled or otherwise unable to perform his duties. The Governance Committee meets in executive session on an annual basis with the Chief Executive Officer and the Senior Vice President and Chief Human Resources Officer to identify potential successors to the position of Chief Executive Officer and other senior management positions and, as appropriate, recommends changes in the Company’s succession plan to the independent Directors for approval.

Each year the Board of Directors reviews the performance and development of members of senior management and updates its long-term succession plan, as well as its plan for a near-term or temporary replacement of the Chief Executive Officer in case of emergency or where the Chief Executive Officer is disabled or otherwise unable to perform his duties. The independent Directors may discuss with the current Chief Executive Officer his observations and recommendations for a successor, and will conduct a separate discussion in executive session to update the succession plan.

8. Executive Sessions. The independent Directors hold regular meetings in executive session, outside of the presence of any member of Company management. Such sessions are chaired by a Presiding Director, who is an independent Director appointed by the other independent Directors for a term of one year based upon the recommendation of the Governance Committee. The name of the Presiding Director is disclosed in the Company’s proxy statement each year, and is available on the Company’s website, together with information to permit interested parties to contact him or her. It is the prerogative of each Board Committee to exclude members of management from any meeting or discussion held by such Committee at any time. It is the practice of the Audit, Executive Compensation, and Governance Committees to meet in executive session from time to time. The Audit Committee also meets separately, in periodic private sessions, with each of management, the General Auditor and the Company’s independent auditor.

9. Board Process and Deliberation. The Chairman and Chief Executive Officer establishes the agenda for each Board meeting. Directors are encouraged to suggest the inclusion of items on the agenda. In the annual Board self-evaluation, the Directors will also be asked to give feedback on topics that require more attention from the Board.

Board decisions must be made on the basis of adequate information and after careful and unhurried consideration. Information and data that is important to the Board’s understanding of the business are generally distributed in writing to the Board before it meets, unless the sensitivity of the information dictates that it be presented only at the meeting. Complex and very important subjects should be presented over an extended enough period of time to permit discussion at more than one meeting, as the Board sees fit.

10. Director Access to Management. It is the Company’s practice to create opportunities for Directors to meet with members of management on a routine basis outside the presence of the Chief Executive Officer. Members of the Board of Directors are encouraged to contact or to meet privately with members of Company management, as part of their responsibilities as Directors.

11. Director Compensation. The philosophy, or objectives, of the Board of Directors compensation program are to:

(i)	enable the Board to attract and retain the talent needed to fulfill the responsibilities of the Board in a superior and independent fashion.

(ii)	align the interests of the Directors with the long-term interests of shareholders through share ownership.

(iii)	compensate Directors for their time, efforts and capacity to assist the Company in the achievement of its long-term goals, and to reflect those activities that require the greatest Board focus.

The compensation policy of the Company, or the means by which the Board compensation philosophy will be realized, is as follows:

In recognition of the commitment, service and capacity Directors provide to Pitney Bowes, the Company will provide each Director with compensation consisting of:

(i)	an annual cash retainer;

(ii)	an annual equity award of restricted common stock;

(iii)	board and Committee meeting fees;

(iv)	a fee for service as Committee chairpersons with higher fees for those Committees that require enhanced efforts.

In establishing the amount of the cash retainer, the equity award and the fees, it is the Company’s intention that the total compensation of Directors be competitive with compensation of directors of companies in the Fortune 100 to 300 companies.

The Governance Committee of the Board reviews the director compensation policy periodically and will, if it deems appropriate, consult from time to time with an independent compensation consultant as to the competitiveness of the program.

The Board of Directors maintains Director Stock Ownership Guidelines, which are available on the Company’s governance website.

12. Director Orientation and Continuing Education. Directors commencing service on the Company’s Board of Directors maximize their individual effectiveness by participating at the earliest possible time in an orientation process. Accordingly, each new Director participates in a Company orientation program designed to familiarize the Director with the Company’s businesses, including short and long-term strategy, the nature of its stockholder base, its senior management team, its values, including ethics policies, its internal control environment, systems for detecting, preventing and reporting infractions of policy and law, the structure of and processes employed by the Board of Directors and its committees, and the responsibilities of Directors.

The Board of Directors recognizes the value of continuing education for Directors both within and outside the Company. Accordingly, in addition to Director education programs conducted in the context of or as an adjunct to a Board of Directors meeting (e.g., presentations by subject matter experts, visits to Company facilities, in-depth briefings by business unit heads), the Company makes available to its Directors information regarding externally conducted Director education programs, and reimburses Directors for the reasonable cost of participating in such programs upon review and approval of the Governance Committee.

13. Retention of External Advisors. The Board of Directors may retain at Company expense such external advisors as they deem appropriate in the discharge of their responsibilities. The Audit, Executive Compensation, and Governance Committees have the authority to retain external advisors consistent with the provisions of their respective charters.

Meetings and Committee Membership

The board of directors met 7 times in 2004 and each director attended at least 75 percent of the total number of board meetings and meetings held by the board committees on which he or she served during 2004. The board of directors met in executive session, without any member of management in attendance, 6 times during 2004.

Members of the board serve on one or more of the seven committees described below. Mr. Critelli, the sole employee director, serves as a member of the Executive Committee. The members of all other board committees are independent directors. Each committee of the board operates in accordance with a charter. All board committee charters are posted on the company’s Corporate Governance website at www.pb.com/corporategovernance.

E-Commerce
		Corporate	and		Executive
Name	Audit	Responsibility	Technology	Executive	Compensation	Finance	Governance
Linda G. Alvarado		X*	X

Colin G. Campbell				X	X		X*

Michael J. Critelli				X*

Jessica P. Einhorn		X				X

Ernie Green		X	X*

Herbert L. Henkel	X			X	X	X*

James H. Keyes					X*		X

John S. McFarlane			X				X

Eduardo R. Menascé			X		X

Michael I. Roth	X*			X		X	X

David L. Shedlarz	X	X				X

Robert E. Weissman	X						X

* Committee Chair

The Audit Committee, which met 5 times in 2004, monitors the financial reporting standards and practices of the company and the company’s internal financial controls to ensure compliance with the policies and objectives established by the board of directors and oversees the company’s law and ethics compliance programs. The committee appoints an independent registered public accounting firm to conduct the annual audits, and discusses with the company’s independent registered public accountants the scope of their examinations, with particular attention to areas where either the committee or the independent registered public accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent registered public accounting firm’s report, invites the independent registered public accounting firm’s recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the independent registered public accountants and approves their fees. It also reviews the company’s internal accounting controls and the scope and results of the company’s internal auditing activities, and submits reports and proposals on these matters to the board.

The board of directors has determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined by regulation of the Securities and Exchange Commission.

The Corporate Responsibility Committee, which met 4 times in 2004, monitors the company’s policies and programs concerning stockholders, customers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, customer relations, procurement, investor relations, postal matters, community affairs, government relations, philanthropy, environmental health and safety, and emergency preparedness and crisis management.

The E-Commerce and Technology Committee, which met 5 times in 2004, monitors the company’s programs for electronic commerce-based product offerings and its technology development and partnering initiatives, and has primary responsibility for reviewing the company’s network security and privacy standards and policies. The committee also reviews these programs in the context of the company’s long-term strategic planning in both new and existing businesses and markets.

The Executive Committee, which met 2 times in 2004, can act, to the extent permitted by applicable law and the company’s Restated Certificate of Incorporation and its By-laws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee’s charter.

The Executive Compensation Committee, which met 9 times in 2004, oversees the company’s executive compensation program, including establishing the company’s executive compensation policies and undertaking an annual review of all components of compensation to ensure that the company’s objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company’s compensation plans (see “Executive Officer Compensation” beginning on page 19) and the Pitney Bowes Employee Stock Purchase Plan, as amended and restated, and approves administrative changes in such plans. Any material plan amendments are recommended by the committee for approval by the independent directors of the board. The committee also establishes performance targets, and grants incentives in the forms permitted under the Pitney Bowes Key Employees’ Incentive Plan (“KEIP”), and grants incentives to the Key Executives (other than the chief executive officer and the chief operating officer) under the Pitney Bowes Stock Plan. Grants under any company compensation plan, including the KEIP and the Pitney Bowes Stock Plan, to the chief executive officer, as described on page 26, or to the chief operating officer are recommended by the Executive Compensation Committee and approved by the independent directors of the board.

The Finance Committee, which met 8 times in 2004, reviews the company’s financial condition and evaluates significant financial policies, oversees the company’s retirement plans, advises management and recommends financial action to the board. The committee’s duties include monitoring the company’s current and projected financial condition and reviewing and approving major investment decisions, and oversight of the financial operations of the company’s retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans.

The Governance Committee, which met 8 times in 2004, recommends nominees for election to the board of directors, determines the duties of and recommends membership in the board committees, reviews executives’ potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of board administration and its governing documents, and reviews and monitors company programs and policies relating to directors.

The Governance Committee generally identifies qualified candidates for nomination for election to the board of directors from a variety of sources, including other board members, management, and stockholders.

Stockholders wishing to recommend a candidate for consideration by the Governance Committee may do so by writing to the Corporate Secretary, Pitney Bowes Inc., One Elmcroft Road, MSC 65-19, Stamford, CT 06926-0700. Recommendations submitted for consideration by the committee in preparation for the 2006 Annual Meeting of Stockholders must be received by January 3, 2006, and must contain the following information: (i) the name and address of the stockholder; (ii) the name and address of the person to be nominated; (iii) a representation that the stockholder is a holder of the company’s stock entitled to vote at the meeting; (iv) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (v) information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the rules of the Securities and Exchange Commission; and (vi) the candidate’s written, signed consent to serve if elected.

The committee evaluates candidates recommended by stockholders based on the same criteria it uses to evaluate candidates from other sources. The Governance Principles of the Board, reprinted on pages 7 through 11 of this proxy statement, and posted on the company’s Corporate Governance website at www.pb.com/corporategovernance, include a description of director qualifications. Among the qualifications considered by the committee are the candidate’s integrity and ethics, business acumen, experience, and skills, independence, sound judgment, and his or her ability to commit sufficient time and attention to the activities of the board.

If the Governance Committee believes that a potential candidate may be appropriate for recommendation to the board, there is generally a mutual exploration process, during which the committee seeks to learn more about the candidate’s qualifications, background and interest in serving on the board, and the candidate has the opportunity to learn more about the company, the board, and its governance practices. The final selection of the board’s nominees is within the sole discretion of the board of directors.

Alternatively, as referenced on page 5 of this proxy statement, stockholders intending to appear at a stockholders meeting in order to nominate a candidate for election by the stockholders at the meeting (in cases where the board of directors does not intend to nominate the candidate or where the Governance Committee was not requested to consider his or her candidacy)

must comply with the procedures in Article II, Section 6 of the company’s By-laws. The By-laws are posted on the company’s Corporate Governance website.

Directors’ Compensation

Directors’ Fees. During 2004, each director who was not an employee of the company received an annual fee of $45,000 and a meeting fee of $1,500 for each board and committee meeting attended. Committee chairs (except for the Audit Committee chair) receive an additional $1,500 for each committee meeting that they chair, and the Audit Committee chair receives an additional $2,000 for each Audit Committee meeting chaired.

All directors are reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings.

Directors’ Stock Plan. Under the Directors’ Stock Plan, each director who is not an employee of the company receives an annual award of 1,400 shares of restricted stock. The shares carry full voting and dividend rights but, unless certain conditions are met, may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, and (2) the expiration of the six-month period following the grant of such shares. The Directors’ Stock Plan permits certain dispositions of stock granted under the restricted stock program provided that the director effecting the disposition had accumulated and will retain 7,500 shares of common stock. Permitted dispositions are limited to (i) transfer to a family member or family trust or partnership, and (ii) donations to charity after the expiration of six months from date of grant. The original restrictions would continue to apply to the donee except that a charitable donee would not be bound by the restriction relating to termination of service from the board.

Since the approval of the Directors’ Stock Plan by stockholders in 1991, the common stock of the company has twice undergone a two-for-one split, in 1992 and 1997, respectively. In addition, the annual grant was increased in 1997 in connection with the discontinuation of the Directors’ Retirement Plan, as described below. On May 10, 2004, an aggregate of 15,400 restricted shares was awarded, with each of the eleven non-employee directors then serving receiving 1,400 shares of restricted common stock. Regular quarterly dividends or dividend equivalents are paid with respect to these shares. Ownership of shares granted under the Directors’ Stock Plan is reflected in the table on page 15 showing security ownership of directors and executive officers.

The board of directors maintains directors’ stock ownership guidelines, requiring, among other things, that each director accumulate and retain a minimum of 7,500 shares of company common stock within five years of becoming a director of Pitney Bowes. The directors’ stock ownership guidelines are available on the company’s website at www.pb.com/corporategovernance.

Directors’ Deferred Incentive Savings Plan. The company maintains a Directors’ Deferred Incentive Savings Plan under which directors may defer all or part of the cash portion of their compensation. Deferred amounts will be notionally “invested” in any combination of several institutional investment funds. Deferral elections made with respect to plan years prior to 2004 also included as an investment choice the ability to invest in options to purchase common stock of the company. The number of options granted was calculated by dividing the cash amount deferred by the individual director by the fair market value of the shares on the date of the option grant, and multiplying that quotient by two. Stock options as an investment choice under the Plan were eliminated with respect to plan years beginning in 2004.

Stock options selected by directors as an investment vehicle for deferred compensation were granted through the Directors’ Stock Plan. The Directors’ Stock Plan permits the exercise of stock options granted after October 11, 1999 during the full remaining term of the option by directors who have terminated service on the board, provided that service on the board is terminated (i) after ten years of service on the board, or (ii) due to director’s death or disability, or (iii) due to the director having attained mandatory directors’ retirement age. The Directors’ Stock Plan also permits the donation of vested stock options, regardless of date of grant, to family members and family trusts or partnerships.

Directors’ Retirement Plan. The company’s Directors’ Retirement Plan was discontinued and benefits previously earned by directors were frozen as of May 12, 1997. Under this plan, there is no benefit paid to a director who served for less than five years as of May 12, 1997. A director who had met the five-year minimum vesting requirement as of May 12, 1997 will receive an annual retirement benefit calculated as 50 percent of the director’s retainer in effect as of May 12, 1997, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The annual retainer fee in effect as of May 12, 1997 was $30,000. The annual retirement benefit is paid for life.

How much stock is owned by directors and executive officers?

The following table shows beneficial ownership of Pitney Bowes common stock by directors and executive officers as of March 1, 2005. The five named executive officers are the chief executive officer and the four officers who were the highest paid in 2004.

SECURITY OWNERSHIP

		Shares	Options
		Deemed to	Exercisable
Title of		be Beneficially	Within
Class of Stock	Name of Beneficial Owner	Owned(a)(b)(c)	60 Days(d)

Common	Linda G. Alvarado	19,228	—
Common	Colin G. Campbell	14,460	—
Common	Jessica P. Einhorn	9,467	—
Common	Ernie Green	13,366	10,482
Common	Herbert L. Henkel	10,267	7,262
Common	James H. Keyes	10,800	3,400
Common	John S. McFarlane	8,593	3,516
Common	Eduardo R. Menascé	5,392	__
Common	Michael I. Roth	18,000	6,652
Common	David L. Shedlarz	7,692	—
Common	Robert E. Weissman	7,523	—
Common	Michael J. Critelli	300,875	1,086,082
Common	Murray D. Martin	114,637	419,033
Common	Matthew S. Kissner	22,191	346,547
Common	Bruce P. Nolop	75,820	215,707
Common	Michele Coleman Mayes	1,588	63,333

Common	All executive officers and directors as a group (20)	702,757	2,669,105

(a)	The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

(b)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(c)	Includes shares that are held indirectly through the Pitney Bowes Inc. 401(k) Plan and its related excess plan.

(d)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 11, 2005) by exercising outstanding stock options.

Which stockholders own at least 5% of Pitney Bowes?

The only persons or groups known to the company to be the beneficial owners of more than five percent of any class of the company’s voting securities are reflected in the chart below. The following information is based solely upon Schedule 13G filed by the entities shown with the Securities and Exchange Commission as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common

Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	13,657,100(a)	5.9%

Dodge & Cox 40th Floor 555 California Street San Francisco, CA 94104	12,092,576(b)	5.2%

(a)	As of December 31, 2004, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power and no voting power with respect to such shares. Capital Research and Management Company is deemed to be the beneficial owner of these shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(b)	As of December 31, 2004, Dodge & Cox, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, had sole investment power with respect to such shares, sole voting power with respect to 11,270,626 shares and shared voting power with respect to 198,000 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the Securities and Exchange Commission showing their holdings of and transactions in the company’s securities. It is generally the practice of the company to file the forms on behalf of its Reporting Persons who are directors or officers. The company believes that all such forms have been timely filed for 2004 except that a Form 4 was filed two days late by Brian Baxendale, Senior Vice President and President, Enterprise Relationship Development, relating to the sale of 700 shares of Pitney Bowes common stock by his wife as custodian for his son.

Proposal 1: Election of Directors

The board of directors has twelve members. The board is divided into three classes whose terms of office end in successive years.

Ms. Alvarado, Mr. Green, Mr. McFarlane and Mr. Menascé were elected last year to three-year terms expiring in 2007.

Mr. Campbell, Ms. Einhorn, Mr. Keyes and Mr. Shedlarz were elected to terms expiring in 2006. On November 16, 2004, Ms. Einhorn gave notice of her intent to resign from the Board of Directors as of March 31, 2005, due to anticipated scheduling conflicts between Pitney Bowes board meeting dates and certain meetings and events requiring her participation as Dean of the Paul H. Nitze School of Advanced International Studies of the Johns Hopkins University.

The Governance Committee recommended to the board of directors, and the board approved, the nomination of Mr. Critelli, Mr. Roth and Mr. Weissman at this meeting to three-year terms expiring at the 2008 annual meeting. Mr. Henkel, whose term expires at the May 2005 annual meeting, has given notice of his intent not to stand for re-election by stockholders upon the expiration of his term.

Information about each nominee for director and each incumbent director, including the nominee’s or incumbent’s age as of March 1, 2005, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal 1 for all other nominees, or grant your proxy by telephone or the Internet as described on the proxy voting instruction card. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the size of the board is reduced.

The Governance Committee has recommended to the board of directors, and the board approved, a reduction in the size of the board from twelve to eleven members, effective as of March 31, 2005, and a further reduction in the size of the board from eleven to ten members, effective as of May 9, 2005. These reductions will be achieved by not filling the vacancies created by the departures of Ms. Einhorn and Mr. Henkel and by nominating three directors for election in the current class of directors whose terms will expire in 2008. At the annual meeting, proxies cannot be voted for more than the three director nominees.

Vote Required

A plurality of the votes cast is required for the election of directors. This means that the nominees for director, as shown in this proxy statement, receiving the highest number of votes will be elected.

The board of directors recommends that stockholders vote FOR the election of the following nominees.

NOMINEES FOR ELECTION TO TERMS EXPIRING AT THE 2008 ANNUAL MEETING

Michael J. Critelli, 56, chairman and chief executive officer of Pitney Bowes Inc. Director since 1994. (Also a director of Eaton Corporation.)	Michael I. Roth, 59, chairman and chief executive officer, since January 19, 2005, of The Interpublic Group of Companies, Inc. Formerly chairman of the board of The Interpublic Group of Companies, Inc., 2004-2005; chairman and chief executive officer of The MONY Group Inc., 1993-2004. Director since 1995. (Also a director of Gaylord Entertainment Company and The Interpublic Group of Companies, Inc.)

Robert E. Weissman, 64, retired chairman, IMS Health Incorporated, a leading provider of information solutions to the pharmaceutical and healthcare industries. Formerly chairman and chief executive officer, IMS Health Incorporated, 1997-1999. Director since 2001. (Also a director of Cognizant Technology Solutions and State Street Corporation.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2007 ANNUAL MEETING

Linda G. Alvarado, 53, president and chief executive officer of Alvarado Construction, Inc., a Denver-based commercial general contractor, construction management and development firm. Director since 1992. (Also a director of Lennox International, Inc., 3M Company, The Pepsi Bottling Group Inc., and Qwest Communications International, Inc.)	Ernie Green, 66, president of Ernie Green Industries, Inc., a manufacturer of automotive components. Director since 1997. (Also a director of Dayton Power & Light, Inc. and Eaton Corporation.)

John S. McFarlane, 56, former chief executive officer of Ascendent Telecommunications Inc., a leading developer of mobility and disaster recovery technology solutions for voice communications, 2004-2005. Formerly president and chief executive officer of Nexsi Systems Corporation, a provider of high-performance network infrastructure solutions, 2001-2002; and President, Network Service Provider Division, Sun Microsystems, Inc., 1999-2001. Director since 2000. (Also a director of Creo Inc. and Exar Corporation.) (Nexsi Systems, a private corporation, filed for protection under Chapter 7 of the U.S. Bankruptcy Laws on May 17, 2002.)	Eduardo R. Menascé, 59, president, Enterprise Solutions Group, Verizon Communications Inc. Formerly president and chief executive officer, CTI MOVIL S.A. (Argentina), a unit of GTE Corporation, 1996-2000. Director since 2001. (Also a director of KeyCorp and Hillenbrand Industries, Inc.)

INCUMBENT DIRECTORS WHOSE TERMS EXPIRE AT THE 2006 ANNUAL MEETING

Colin G. Campbell, 69, chairman and president of The Colonial Williamsburg Foundation. Formerly president of Rockefeller Brothers Fund, 1988-2000. Director since 1977. (Also a director of Sysco Corporation.)	James H. Keyes, 64, retired chairman, Johnson Controls, Inc., a supplier of automotive systems and facility management and control. Formerly chairman, 2003, and chairman and chief executive officer, 1993-2002, Johnson Controls, Inc. Director since 1998. (Also a director of LSI Logic Corporation and Navistar International Corporation.)

David L. Shedlarz, 56, vice chairman, since March 3, 2005, of Pfizer Inc. Formerly executive vice president and chief financial officer, 1999-2005, of Pfizer Inc. Director since 2001.

Report of the Audit Committee

The Audit Committee functions pursuant to a charter that was last amended in June 2004, a copy of which is annexed to this proxy statement. The Audit Committee represents and assists the board of directors in overseeing the financial reporting process and the integrity of the company’s financial statements. The committee is responsible for retaining the independent registered public accounting firm and pre-approving the services they will perform, and for reviewing the performance of the independent registered public accounting firm and the company’s internal audit function. The board of directors, in its business judgment, has determined that all four members of the committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.

In the performance of its responsibilities, the committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent registered public accounting firm their independence.

Based upon the review of information received and discussions as described in this report, the committee recommended to the board that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 8, 2005.

The Audit Committee of the Board of Directors

Michael I. Roth, Chair
Herbert L. Henkel
David L. Shedlarz
Robert E. Weissman

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2005

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the independent registered public accounting firm for Pitney Bowes for 2005. Although not required by law, as a matter of corporate governance this matter is being submitted to the stockholders for ratification. If this proposal is not ratified at the annual meeting by the affirmative vote of a majority of the votes cast, the Audit Committee intends to reconsider its appointment of PricewaterhouseCoopers as its independent registered public accounting firm. PricewaterhouseCoopers has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. A representative from PricewaterhouseCoopers will attend the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he desires to do so.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the company by PricewaterhouseCoopers as of or for the years ended December 31, 2004 and 2003, were (in millions):

	2004	2003

Audit	$6.5	$4.0
Audit Related	1.3	1.2
Tax	1.0	0.6
All Other	—	—

Total	$8.8	$5.8

The Audit fees for the years ended December 31, 2004 and 2003, respectively, were for professional services rendered for the audits of the consolidated financial statements of the company and internal control over financial reporting, statutory audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with review of documents filed with the Securities and Exchange Commission.

The Audit Related fees for the years ended December 31, 2004 and 2003, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to mergers and acquisitions, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2004 and 2003 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax compliance services for expatriate employees.

The Audit Committee has adopted policies and procedures to pre-approve all services to be performed by PricewaterhouseCoopers. Specifically the committee’s policy is to pre-approve the use of PricewaterhouseCoopers for audit services as well as detailed, specific types of services within the following categories of audit-related and non-audit services: merger and acquisition due diligence and audit services; employee benefit plan audits; tax services; and procedures required to meet certain regulatory requirements. The committee will not approve any service prohibited by regulation and does not anticipate approving any service in addition to the categories described above. In each case, the committee’s policy is to pre-approve a specific annual budget by category for such audit, audit-related and non-audit services which the company anticipates obtaining from PricewaterhouseCoopers, and has required management to report the actual fees (versus budgeted fees) to the committee on a periodic basis throughout the year. In addition, any new, unbudgeted engagement for audit services or within one of the other pre-approved categories described above must be pre-approved by the committee or its chair.

Vote Required

Approval of the appointment of Pitney Bowes’ independent registered public accounting firm requires the affirmative vote of a majority of votes cast by the holders of common stock and $2.12 preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm for 2005.

Executive Officer Compensation

The Executive Compensation Committee (the “Committee”), which is composed of four independent directors, oversees the company’s executive compensation programs and establishes its executive compensation policies. (A description of the Committee’s duties appears on page 13.) The Committee reports on executive compensation to all of the independent directors of the board and makes recommendations to them regarding those executive compensation matters with respect to which the independent directors have final approval. (See “Report of the Executive Compensation Committee” beginning on page 23.)

Summary Compensation Table. The following table (Table I) shows all compensation paid or granted, during or with respect to the 2004 fiscal year and the two previous fiscal years, to the chief executive officer and to the four other highest paid executive officers for services rendered to the company and its subsidiaries during 2004. (Persons in this group are referred to herein individually as a “Named Executive Officer” and collectively as the “Named Executive Officers,” and, unless otherwise noted, the titles listed are the titles held as of the end of the 2004 fiscal year.)

TABLE I

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation

					Grants	Payouts
								All Other
			Annual	Other Annual		LTIP	Restricted	Compen-
		Salary	Incentive	Compensation	Stock	Payouts	Stock	sation
		($)	($)(1)	($)(2)	Options	($)(3)	($)(4)	($)(5)
Name and Principal Position	Year	(000)	(000)	(000)	(#)	(000)	(000)	(000)

Michael J. Critelli	04	943.5	1,349.2	4.1	200,000	1,450.0	—	84.5
Chairman and Chief	03	941.0	1,166.9	—	175,000	1,501.0	1,849.0	95.1
Executive Officer	02	925.0	1,202.5	—	25,000	889.0	—	93.5
Murray D. Martin	04	688.8	788.0	80.6	75,000	688.8	1,326.8	45.4
President and	03	634.2	456.6	95.2	75,000	711.0	1,101.0	51.2
Chief Operating Officer	02	575.0	431.3	—	-0-	403.0	—	49.2
Matthew S. Kissner	04	600.0	540.0	4.0	75,000	688.8	655.4	40.5
Executive Vice President	03	575.0	412.5	—	75,000	711.0	898.8	48.5
and Group President,	02	525.0	393.8	—	-0-	403.0	—	45.9
Global Enterprise Solutions(6)
Bruce P. Nolop	04	517.8	403.9	4.8	52,500	507.5	402.2	36.0
Executive Vice President	03	472.1	379.9	—	45,000	410.8	699.8	39.9
and Chief Financial Officer	02	440.0	303.6	—	14,000	403.0	—	38.1
Michele Coleman Mayes	04	435.7	329.9	—	30,000	154.7	—	25.2
Senior Vice President and	03	389.6	454.5	—	80,000	84.3	—	—
General Counsel(7)	02	—	—	—	—	—	—	—

(1)	As discussed in more detail in the Committee’s Report on Executive Compensation, the majority of compensation for Named Executive Officers is at-risk, and is earned based on company and executive performance against pre-established strategic and financial objectives. Annual incentive compensation is a significant part of the normal at-risk compensation structure.

(2)	This column includes the aggregate incremental cost to the company of providing personal perquisites and benefits to the Named Executive Officers for each of the last three years. The amount reported for Mr. Martin in 2004 represents business-related travel reimbursements including related tax reimbursements ($61,894) and certain other perquisites. The amounts shown include the reimbursement for taxes associated with the following amounts for financial counseling services provided: Mr. Critelli, $5,000; Mr. Martin, $5,000; Mr. Nolop, $4,370 and Mr. Kissner, $5,000. In previous years, we reported allowances for financial counseling services and the related tax reimbursement under “All Other Compensation” in the far right column of this table. The aggregate value of perquisites did not exceed the reporting threshold (the lesser of $50,000 or 10% of annual salary and bonus for the year) for any of the Named Executive Officers other than Mr. Martin.

(3)	The value shown for 2004 is the value of the payout of Cash Incentive Units (“CIUs”) granted during 2002 to each of the Named Executive Officers. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 2004. (See footnote 1 to Table IV on page 22.)

(4)	Mr. Martin received the following restricted stock awards in 2004: 20,000 shares on April 5, 2004 subject to four-year cliff vesting and with performance-based accelerated vesting provisions; 10,000 shares on October 1, 2004 subject to three-year cliff vesting. Mr. Nolop received 9,000 shares on October 7, 2004 subject to four-year cliff vesting. All 2004 restricted stock grants are subject to forfeiture if a threshold level of Income From Continuing Operations is not achieved. The dollar values shown for these shares in the table above are based on the grant date closing price of $43.69 for the April 5, 2004 grant; $45.30 for the October 1, 2004 grant and $44.69 for the October 7, 2004 grant. The value of the aggregate number of shares of restricted stock based on the closing price of $46.28 as of December 31, 2004 is as follows: Mr. Critelli, 57,600 shares ($2,665,440); Mr. Martin, 64,300 shares ($2,975,483) and Mr. Nolop, 30,800 shares ($1,425,270). Regular quarterly dividends are paid on restricted shares granted in 2003 and 2004. The total dividend payments in 2004 were as follows: Mr. Critelli, $70,272; Mr. Martin, $63,196; Mr. Kissner, $47,885; and Mr. Nolop, $29,341. Mr. Kissner received 15,000 shares on April 5, 2004 subject to four-year cliff vesting and 28,000 shares on February 10, 2003 subject to four-year cliff vesting, which were forfeited December 31, 2004 due to the termination of his employment with the company.

(5)	Amounts shown for 2004 include, respectively, contributions to the Pitney Bowes 401(k) Plan (a tax-qualified plan under Internal Revenue Code Section 401(k)) and the Pitney Bowes Restoration Plan (a non-qualified deferred compensation matching program) for each of the Named Executive Officers as follows: Mr. Critelli, $8,200 and $76,216; Mr. Martin, $8,200 and $37,614; Mr. Kissner, $8,200 and $32,300; Mr. Nolop, $8,200 and $27,706; and Ms. Mayes, $8,200 and $16,956. Ms. Mayes was not eligible for 410(k) or Restoration Plan contributions in 2003.

(6)	Mr. Kissner resigned from the Company effective December 31, 2004. Pursuant to a Separation Agreement, Mr. Kissner forfeited stock option grants that were not at least partially vested as of December 31, 2004. His restricted stock awards granted in 2003 and 2004 were also forfeited in accordance with the Separation Agreement.

(7)	Ms. Mayes joined the company as Senior Vice President and General Counsel in February 2003. The annual incentive amounts for Ms. Mayes includes an employment bonus to be paid in installments of $225,000 in 2003 and $75,000 per year in 2004 and 2005. Ms. Mayes also received a one-time stock option grant of 50,000 options in 2003 as an employment bonus.

Shown in Table II below is information regarding options granted in 2004 to the Named Executive Officers.

TABLE II

STOCK OPTION GRANTS IN 2004

					Net Potential
					Realizable Value at
					Assumed Annual Rates
					of Stock Price
		Percentage of			Appreciation for
		Total Options			Option Term(2)
	Options	Granted to	Exercise or
	Granted	Employees	Base Price		5% ($)	10% ($)
Name	(#)	in 2004	($/Share)(1)	Expiration Date	(000)	(000)

Michael J. Critelli	200,000	6.14%	40.08	Feb. 8, 2014	5,041	12,775
Murray D. Martin	75,000	2.30%	40.08	Feb. 8, 2014	1,890	4,791
Matthew S. Kissner(3)	75,000	2.30%	40.08	Feb. 8, 2014	1,890	4,791
Bruce P. Nolop	52,500	1.61%	40.08	Feb. 8, 2014	1,323	3,354
Michele Coleman Mayes	30,000	0.92%	40.08	Feb. 8, 2014	756	1,916

(1)	The exercise price for each option equals the closing market price of a share of the company’s common stock on the date of grant. The options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2)	The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Named Executive Officer is linked directly to the future growth of the price of the company’s common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Named Executive Officer is possible without an increase in the stock price, which would benefit the company’s stockholders. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the common stock on the date of exercise.

(3)	Pursuant to a Separation Agreement, Mr. Kissner forfeited the entire February 9, 2004 stock option grant upon termination of employment on December 31, 2004.

Shown in Table III below is information regarding the exercise of options in 2004 by the Named Executive Officers and information regarding their total outstanding options as of December 31, 2004.

TABLE III

OPTIONS EXERCISED IN 2004 AND 2004 YEAR-END OPTION VALUES

			Number of
			Securities Underlying		Net Value of
	Shares		Unexercised Options		Unexercised in-the-Money
	Acquired	Net Value	at Year-End (#)(1)		Options at Year-End ($)(2)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Critelli	—	—	901,429	376,319	7,962,966	3,870,039
Murray D. Martin	—	—	343,391	150,642	3,261,579	1,573,777
Matthew S. Kissner	—	—	363,429	150,642	3,461,059	1,573,777
Bruce P. Nolop	14,750	253,358	161,696	104,011	1,419,676	1,069,717
Michele Coleman Mayes	—	—	26,667	83,333	378,138	942,262

(1)	These columns show the aggregate total of unexpired, unexercised options granted through 2004. The number of shares subject to the options has been adjusted to reflect the two-for-one stock split effected in 1997 and the spin-off of Imagistics International Inc. (“Imagistics”) in 2001. With the exception of the October 2000 grant, options become exercisable one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year. The options granted in October 2000 vest over a four-year period, with one-sixth of the options vesting in 2002, one-third in 2003, one-third in 2004, and the remaining one-sixth in 2005.

(2)	These values are based on $46.28 per share, the closing market price of a share of common stock as of December 31, 2004, net of exercise prices, which range from $24.008 to $44.5885 per share (adjusted to reflect the 1997 stock split and the 2001 spin-off of Imagistics). In all cases, the exercise price equaled the market price of a share at the date of grant.

Table IV, which follows, shows detailed information regarding long-term incentives (other than options) granted under the Key Employees’ Incentive Plan in 2004. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. Specified payments, if any, under the terms of these incentives are paid only to the extent that the stated performance objectives are achieved.

In 2004, a committee of the board of directors, consisting solely of all independent directors, granted CIUs as long-term incentives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period.

TABLE IV

2004 LONG-TERM INCENTIVE GRANTS

			Estimated Future Payouts

		Performance or Other	Threshold	Target	Maximum
	Number of	Period Until
	Cash Incentive	Maturation or	CIU ($)	CIU ($)	CIU ($)
Name	Units(1)	Payout(1)	(000)	(000)	(000)

Michael J. Critelli	1,500,000	December 31, 2006	75	1,500	3,000
Murray D. Martin	700,000	December 31, 2006	35	700	1,400
Matthew S. Kissner(2)	500,000	December 31, 2006	25	500	1,000
Bruce P. Nolop	400,000	December 31, 2006	20	400	800
Michele Coleman Mayes	160,000	December 31, 2006	8	160	320

(1)	CIUs granted under the Key Employees’ Incentive Plan (“KEIP”) represent a defeasible right to receive cash payments if certain objective corporate performance criteria are achieved over the three-year period ending December 31, 2006. CIUs that will mature on December 31, 2006 will pay $0/CIU if the threshold performance levels are not met. The CIUs will have a value of $0.05 to $2.00 per unit if the threshold earnings per share and adjusted free cash flow performance criteria are met or exceeded, depending on the actual magnitude of achievement.

(2)	Mr. Kissner’s 2004 CIU grant was adjusted to reflect the forfeiture of two-thirds of the original grant. Mr. Kissner will receive a prorated payout for the 2004-2006 performance period based on active service through December 31, 2004, as outlined in his Separation Agreement discussed below under Executive Contracts. Accordingly, estimated future payouts will be $158,333 at target and $316,667 at maximum.

Executive Contracts

In December 2004, the company entered into a Separation Agreement with Matthew S. Kissner (the “Separation Agreement”), the company’s Executive Vice President and Group President, Global Enterprise Solutions.

The Separation Agreement provides that Mr. Kissner will receive a monthly severance payment of $80,000 from January 1, 2005 to December 31, 2006. In addition, in consideration for signing the Separation Agreement, and in lieu of all benefits under any program, plan, and policy of the Company, except as set forth specifically in the Separation Agreement, Mr. Kissner will receive a lump sum cash payment of $975,000. The benefits set forth in the Separation Agreement include: (i) a prorated payout of outstanding CIUs based on his active service, (ii) professional financial counseling and tax preparation services for 12 months and $1,500 for expenses for the preparation of Mr. Kissner’s 2005 federal and state tax returns, (iii) up to $50,000 in executive outplacement services and (iv) payment of the 2004 annual incentive pursuant to the Company’s Incentive Plan, the amount of which will be determined and paid, based upon the Company’s customary administrative practices and procedures, along with the annual incentives paid to Company executives in February 2005. Mr. Kissner will receive a lump sum payment of his vested benefit under the company’s Deferred Incentive Savings Plan, as well as his vested benefits under the company’s tax-qualified and non-tax qualified pension plans. Additionally, Mr. Kissner and his eligible dependents may, at Mr. Kissner’s option, continue to participate in the company’s group medical and dental plans until December 31, 2006 on the same terms available from time to time to company employees.

Pursuant to the Separation Agreement, Mr. Kissner will forfeit (i) all stock option grants that are not at least partially vested as of December 31, 2004 and (ii) all outstanding unvested Restricted Stock Awards as of December 31, 2004. Mr. Kissner will retain his employee stock options that are fully or partially vested as of December 31, 2004, which options pursuant to the plan terms will continue to vest and remain exercisable until the earlier of the tenth anniversary of their grant or December 31, 2006. Additionally, the Separation Agreement provides that Mr. Kissner will be bound by (i) a confidentiality provision, (ii) a covenant not to compete with the Company for two years following the Separation Date in the geographic areas in which the Company operates and (iii) a non-solicitation provision for two years following the Separation Date.

As a condition to receiving benefits under the Separation Agreement, Mr. Kissner was required to sign a form — attached as Exhibit A to the Separation Agreement — releasing and waiving any claims that Mr. Kissner might have against the Company. Some of the payments referred to above may be delayed for six months to comply with Internal Revenue Code Section 409A. Delayed payments will be credited with interest at the short-term applicable federal rate until paid.

Report of the Executive Compensation Committee

Introduction

The Executive Compensation Committee (the “Committee”), consisting of four Independent Directors, is responsible for the company’s executive compensation policies and programs. The Committee recommends policies, programs and specific actions regarding the compensation of the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”) to all of the Independent Directors for final approval, and approves the same for direct reports to the CEO (referred to as “Key Executives”). This includes the compensation of the Named Executive Officers presented in the preceding compensation tables (see Tables I through IV on pages 20 to 22 above). For executives other than Key Executives (referred to herein as “Executives”), the Committee establishes the compensation policies and programs, and approves stock option grants in accordance with the delegation of authority from the Board. The Committee’s charter is available on the company’s governance website at www.pb.com/corporategovernance.

The five main objectives of the executive compensation program are:

(1)	To align compensation policies and practices with stockholder interests;

(2)	To provide compensation that is competitive when compared to various markets in which the company competes for executive talent;

(3)	To divide total compensation between annual and long-term components with a significant long-term performance related component to drive executives to maximize both short and long-term shareholder value;

(4)	To place a significant portion of compensation at risk if pre-established performance objectives are not achieved; and

(5)	To encourage an ownership stake in the company.

During 2004 the Committee performed an in-depth review of the executive compensation strategy and philosophy at Pitney Bowes with the assistance of its independent compensation consultant, Frederic W. Cook & Co. The Committee reviewed the alignment of the program with company strategy, current trends, and competitive practices in executive compensation. On an overall basis, the Committee believes that the stated objectives of the program are being met.

Based on its review, the Committee approved modifications to the executive compensation program as discussed below. In addition, the Committee approved the following statement of executive compensation philosophy:

“The Company strives to set a target compensation opportunity at the competitive median of compensation paid to similarly situated executives at comparator companies. Actual compensation may be above or below the median based on actual performance, with better performers able to achieve upper quartile compensation. This approach is intended to ensure that a significant portion of executive compensation is based on results and on the Company’s performance.”

The Committee benchmarks the executive compensation program and pay levels using peer group and survey compensation data and competitive information provided by its independent consultant. This information serves as reference points for the Committee to begin its evaluation of compensation decisions, but is not the sole basis for determining appropriate compensation design, compensation targets, or individual pay levels. At any point in time compensation targets and individual pay levels may be above or below the median for a variety of reasons. For example, target levels may be affected by the value of the total rewards package, program design and strategic considerations, affordability, changing competitive conditions, or program transition considerations. Committee consideration of individual pay levels typically includes factors including experience in the position, performance, potential, recruiting and retention needs, internal equity, current salary, salary history, prior-year incentive awards, or previous retention and succession planning awards.

Since Pitney Bowes does not operate in an industry with a large group of industry peers, the Committee has historically compared the company’s programs to programs from a broad sample principally comprised of Fortune 500 companies with comparable median revenues, market capitalization, net income and number of employees. In 2004 the Committee added an additional reference point for assessing the competitiveness of the company’s executive compensation program and the compensation levels of the Named Executive Officers. Through its review process the Committee established a peer group of sixteen publicly traded companies with comparable revenue, market capitalization, total assets, net income and number of employees. This group consists of industrial, technology and service companies and excludes companies in the financial services, transportation, hotel, energy, natural resources, and aviation industries. As part of its review, the Committee also considered Towers Perrin compensation survey data for a broader view of compensation at companies with comparable profiles for revenue, market capitalization, total assets, net income and number of employees.

The Committee views stock ownership and equity-related compensation arrangements as key elements to focus executives on increasing stockholder value. To support this view, the company has maintained a Stock Ownership Policy (“the Policy”) since 1997. As part of the 2004 review the Committee determined to amend the Policy. Originally, the Policy required that executives at specified levels within the company achieve stock ownerships goals measured as a multiple of base salary within a period of seven years from the date the executive was first covered by the Policy. Prior to the amendment, all covered executives who were with the company for seven years met or exceeded the original Policy requirements, and the covered executives who were with the company less than seven years were on pace to meet the requirements. Under the new policy Executive Officers are required to retain a minimum 75% of shares (net of the cost of the exercise plus fees and taxes) resulting from a stock option exercise or restricted stock vesting until a specified multiple of base salary is reached. The required multiples of base salary are: CEO – seven times; COO – three times; Executive Vice Presidents and Senior Vice Presidents – two times; and other covered executives – one times. While shares of restricted stock may be applied toward the ownership requirement, unexercised stock options are not included in the calculation of stock ownership.

Evaluation of Executive Performance in 2004

The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO and the company’s Key Executives. In 2004, the Committee considered the financial, operational and strategic merits of the achievement by management of short and long-term objectives, including:

•	Growing revenue;

•	Increasing earnings per share;

•	Achieving strong cash flow;

•	Improving customer loyalty;

•	Development of the company talent and leadership pool; and

•	Receipt of an unqualified opinion from PricewaterhouseCoopers on management’s assessment of internal controls under Section 404 of the Sarbanes-Oxley Act.

The Committee’s decisions regarding specific compensation actions last year were primarily based upon an assessment of each Key Executive’s performance, demonstrated leadership and potential to enhance long-term shareholder value. Factors considered by the Committee include the nature, scope and impact on the company of the Key Executive’s responsibilities, and his or her effectiveness in leading initiatives to drive the company’s strategic imperatives: growth, development of the company talent and leadership pool, and transformation of the business infrastructure.

Compensation Components

The current mix of compensation components for the CEO and Key Executives varies by level. At target, the compensation mix ranges from CEO – 15% base pay/17% annual incentive/68% long-term incentives, to Senior Vice Presidents – 37% base pay/16% annual incentive/47% long-term incentives.

Annual Compensation

Base Salary. In general, the company aligns base pay for Executives (including Key Executives) with reference to the competitive market median data for base pay. There is typically a range of pay around the median data that is considered to be competitive. As discussed above, among the factors considered in determining the actual base for each member of this group are the potential impact the individual may make on the company now and in the future, internal equity, level of experience, individual performance compared with annually established financial, strategic, unit or individual objectives, and competitive market salary rates for similar positions.

Annual Incentive Compensation. In general, the company aligns annual incentives at target with reference to competitive market median data. All Executives (including Key Executives), are eligible for annual incentives for achieving challenging financial and strategic objectives that are established at the beginning of each year. For Named Executive Officers payments are subject to the company first achieving a threshold Income From Continuing Operations objective designed to provide for deductibility under IRC Section 162(m).

The Committee reviews the annual objectives for alignment with company strategy, financial plans, historical performance, and public statements about company financial and strategic objectives. The financial metrics used for 2004 and 2005 are revenue growth, earnings before interest and taxes, earnings per share, and free cash flow. For 2004, the financial objectives were weighted 70%, and the strategic objectives were weighted 30%. In 2005, the financial objectives will be weighted 100% for the initial determination of the annual incentive pool. The Committee may modify this pool upwards or downwards by 25% based on its assessment of other factors such as, quality of earnings, total shareholder return, progress on strategic objectives, development of the talent pool, or progress on diversity goals.

The annual incentive targets are expressed as a percentage of base salary. The target level annual incentive ranges from 110% for the CEO to 35% for Executives. The maximum annual incentive award under the program guidelines is generally two times the target award for exceptional performance. To determine annual incentive awards, the Committee performs a detailed review of the company’s performance for the year compared to objectives established at the beginning of the year.

Long-Term Incentives

The company currently utilizes two principal types of long-term incentives: Cash Incentive Units (“CIUs”) and stock options. As part of its 2004 review, the Committee decided generally to target delivery of long-term incentives using a 50%/50% mix of options and CIUs. Periodically the Committee may also utilize shares of restricted stock for specific strategic purposes. In general, the Committee aligns long-term incentives with reference to the competitive market median data. The Committee uses these performance-driven components to link executive compensation to longer term internal company performance and to external market performance of the company’s stock price. Among the factors considered in determining option and CIU awards levels for each member of this group are potential impact the individual may make on the company now and in the future, level of experience, individual performance compared with annually established financial, strategic, unit and individual objectives, internal equity, and the competitive market data for similar positions.

Cash Incentive Units. CIUs are granted annually to Key Executives and Executives. The unit value of a CIU is based on the achievement of pre-established financial objectives over a three-year performance period. For Named Executive Officers payments are subject to the company first achieving a threshold Income From Continuing Operations objective designed to provide for deductibility under IRC Section 162(m).

As noted in Table IV on page 22, the value of each unit will vary depending on the extent to which pre-established earnings per share and adjusted free cash flow goals are achieved. Earnings per share and adjusted free cash flow are each weighted at 50% in calculating CIU values. As part of its 2004 review, the Committee concluded that a Total Shareholder Return (“TSR”) modifier should be incorporated in the calculation of the CIU value beginning with the 2005-2007 CIU cycle. The objective of the TSR modifier is to balance the measurement of performance on the internal financial objectives with the measurement of the stockholder value created by meeting these objectives.

For the 2005-2007 CIU cycle the unit value at target will be $1.00. The unit value based on internal financial performance will range from $0.20 at threshold performance to $1.80 for maximum performance. The unit value based on financial performance will then be modified by up to 25% upwards or downwards based on Pitney Bowes’ three-year TSR performance compared to the three-year TSR performance of the S&P 500. The range of the resulting modifier is capped at 75% on the downside and 125% on the upside. The unit value as modified thus ranges from $0.15 at threshold performance to $2.25 at maximum performance.

Stock Options. Stock options are granted at an exercise price equal to the market price of the stock on the date of grant. Options typically have a ten-year exercise period and historically became exercisable ratably over the first three years following the date of grant. Beginning with the February 2005 grant the Committee will generally utilize four-year ratable vesting. In determining the number of options in the mix of long-term incentives discussed above the company currently utilizes the Black-Scholes valuation methodology.

Restricted Stock. Restricted stock was granted to three of the Named Executive Officers during 2004 as part of the company’s management development, succession, and retention planning process. All grants in 2004 were subject to forfeiture if a threshold level of Income From Continuing Operations (“IFCO”) was not achieved in 2004. The 2004 IFCO objective was achieved and the restricted stock grants are not subject to forfeiture. The Committee may award restricted stock in the future with different restrictions, performance conditions, and terms as warranted by changing competitive conditions, retention and succession planning needs.

Compensation of the Chief Executive Officer

CEO compensation is based on the same compensation objectives and policies applicable to all Executives, and includes base salary, annual incentives, CIUs, and stock options. Restricted stock is not granted annually to the CEO but may be granted from time to time.

During 2004 the Committee met in executive session jointly with the Governance Committee to evaluate Mr. Critelli’s performance, and met separately in executive session to formulate recommendations for the Board regarding the CEO’s compensation. The Committee considers many factors when evaluating CEO performance, including his strategic impact, leadership, and company performance compared with previously established financial and strategic objectives. The Committee reaches a consensus and recommends appropriate compensation actions to the Independent Directors for their consideration and approval.

In evaluating Mr. Critelli’s performance for 2004, the Committee considered progress with respect to strategic objectives, positive operating and strategic results achieved during 2004, and the company’s favorable total shareholder return for the one-year, two-year and three-year periods ending December 31, 2004, measured against the proxy peer group, the Dow Jones Industrials Average and the S&P 500 Index. The Committee believes that Mr. Critelli’s leadership skills contributed substantially to these results and that he continues to make significant contributions to the overall success of the company.

Based on its evaluation of his performance and review of competitive market data for total compensation, and in keeping with its increased emphasis on performance-based compensation, the Committee recommended and the Independent Directors approved the following actions. Mr. Critelli’s annual base salary was not increased in 2004. Mr. Critelli’s annual incentive payout for 2004 performance was $1,349,205 which represents an above target level of performance. The CIU payout for the 2002-2004 cycle approved for Mr. Critelli totaled $1,450,000 ($1.45 per unit).

Consistent with the company’s competitive philosophy, Mr. Critelli was granted stock options in February 2004 to purchase 200,000 shares of company common stock, and he was awarded 1,500,000 CIUs for the 2004-2006 cycle.

Deductibility of Compensation Under Internal Revenue Code Section 162(m)

Under Section 162(m) publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as “performance-based compensation.” The company generally intends to comply with the requirements for full deductibility wherever possible. Thus, the design and administration of annual incentives, CIUs, and stock option awards for Named Executive Officers is generally conformed to Section 162(m). The company does, however, weigh the benefits of compliance with Section 162(m) against the potential burdens of such compliance, and reserves the right to pay compensation that may not be fully deductible if it determines that it is in the company’s best interest to do so. For example, the 2003 grant of restricted stock to the Named Executive Officers for succession and retention purposes will not be fully deductible.

The Executive Compensation Committee of the Board of Directors

James H. Keyes, Chair
Colin G. Campbell
Herbert L. Henkel
Eduardo R. Menascé

Change of Control and Severance Arrangements

The incentive plans described above (see “Executive Officer Compensation” beginning on page 19), the Pitney Bowes Severance Plan, and Senior Executive Severance Policy provide for a period of continued income and continued benefit under grants made pursuant to such incentive plans to employees who are terminated by certain actions of the company. These provisions are also intended to encourage all employees, including the Named Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. “Change of Control” is defined in the Severance Plan, Senior Executive Severance Policy, and in the incentive plans as the acquisition of 20 percent or more of the company’s common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Pitney Bowes Severance Plan as amended and restated January 1, 1999, provides for the payment of severance to employees, including the Named Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a min-

imum of two weeks’ pay, and a maximum of two years’ pay. The Severance Plan also provides that employees (exclusive of executives covered under the Senior Executive Severance Policy) whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority.

The Senior Executive Severance Policy, originally adopted by the board of directors in December 1995, and amended and restated as of January 1, 2000, provides for the payment of severance to certain senior executive employees, including the Named Executive Officers, whose employment with the company is terminated within two years after a Change of Control. The Senior Executive Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, pay or benefits are diminished or who is relocated within two years after a Change of Control, or who voluntarily terminates employment during the 30-day period immediately following the first anniversary of the date of the Change of Control, will be entitled to, among other things, severance pay in an amount equal to a multiple of the sum of the employee’s annual base salary and highest Annual Incentive received in any of the three years preceding termination, and the continuation of certain welfare benefits for a period of time following termination of employment. The Policy provides for a multiple of three for certain senior executive employees covered by the Severance Policy, including the Named Executive Officers. The Severance Policy provides for a multiple of two for all other executives covered by the Severance Policy.

The Pitney Bowes Stock Plan (the “Stock Plan”) provides that, in the event of a Change of Control, outstanding options granted under the Stock Plan to any employee will become immediately and fully exercisable. The Stock Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the Stock Plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions, if any, required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, Executives, including the Named Executive Officers, will have a vested right to Annual Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (in amounts to be determined as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of the company, as applicable). Such Annual Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a Named Executive Officer, would constitute an “excess parachute payment” subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Senior Executive Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed on a net after-tax basis.

It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Senior Executive Severance Policy or either of the incentive plans in the event of a Change of Control.

Pension Benefits

Effective September 1,1997, the company revised the Pension Plan such that the benefit payable under the Pension Plan is no longer a function solely of years of service and final average earnings. Under the revised formula, employees receive annual credits of a percentage of their earnings. The annual percentage ranges from 2% to 10% plus an additional 2% to 6% of such earnings in excess of the social security wage base and increases as the sum of age and years of service increases. “Earnings” for purposes of the plan, means the average of the five highest consecutive annual pay amounts during a participant’s service with the company.

In connection with the adoption of revisions to the Pension Plan, various participants, including certain of the Named Executive Officers, will be eligible for certain “grandfather” and transition provisions that are intended to avoid undue impairment of any participant’s pension as a result of the new formula. Certain long-service participants may be entitled to receive their benefit computed under the old formula, if greater than that computed under the new formula.

The annual pension benefit to which each of the Named Executive Officers would be entitled had he or she retired on December 31, 2004 (disregarding any limitation on vesting) expressed as a life annuity beginning at age 65 is as follows: Mr. Critelli: $866,625; Mr. Martin: $204,580; Mr. Kissner: $83,657; Mr. Nolop: $29,871; and Ms. Mayes: $9,318.

Stock Performance Graph

The following graph compares the most recent five-year performance of Pitney Bowes common stock with the Standard & Poor’s (“S&P”) 500 Composite Index, and peer group indicies at December 31, 2004, over the same five-year period.

The company has constructed a new peer group index (the “New Peer Group”) for the following reasons. With the recent acquisitions that the company has completed and its evolving business model, the New Peer Group will provide a more meaningful comparison to the company’s business. In addition, certain fundamental changes have occurred in several of the companies within the peer group utilized over the past few years (the “Old Peer Group”).

The Old Peer Group is composed of the following companies: Automatic Data Processing, Inc. (ADP), Bowne & Company, Diebold, Inc., DST Systems, Inc., Hewlett-Packard Company, Ikon Office Solutions, Inc., Lexmark International Inc., Moore Wallace Incorporated (acquired by RR Donnelley & Sons, Company in February 2004), Pitney Bowes Inc., The Reynolds and Reynolds Company, and Xerox Corporation.

The New Peer Group is composed of the following companies: Automatic Data Processing, Inc. (ADP), Diebold, Inc., RR Donnelley & Sons, Company, DST Systems, Inc., FedEx Corporation, Hewlett-Packard Company, Ikon Office Solutions, Inc., Lexmark International Inc., Pitney Bowes Inc., United Parcel Service, Inc. (UPS), and Xerox Corporation.

Total return for each of the Old Peer Group, the New Peer Group and the S&P 500 Composite Index is based on market capitalization, weighted for each year.

All information shown below is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor’s Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company’s common stock on December 31, 1999 would have grown to $114 by December 31, 2004. By comparison, $100 invested in the S&P 500 Composite Index would be worth $89 by December 31, 2004. An investment of $100 in the Old Peer Group in 1999 would have been worth $72 on December 31, 2004. An investment of $100 in the New Peer Group in 1999 would have been worth $95 on December 31, 2004.

Additional Information

Solicitation of Proxies

In addition to the use of the mail, proxies may be solicited by the directors, officers, and employees of the company without additional compensation by personal interview, by telephone, or by electronic transmission. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common stock and $2.12 preference stock held of record, and the company will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. The company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies.

The anticipated fee of such firm is $7,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

Other Matters

Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

By order of the board of directors.

Amy C. Corn
Corporate Secretary

ANNEX I – AUDIT COMMITTEE CHARTER

Purpose of Committee

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pitney Bowes Inc. (the “Company”) is to assist the Board in the oversight of (a) the integrity of the financial statements of the Company, (b) the Company’s compliance with legal and regulatory requirements, (c) the independence and qualification of the Company’s external auditors, (d) the performance of the Company’s internal audit function and external auditors, and (e) the preparation of the report the Committee is required by Securities and Exchange Commission (“SEC”) rules to be included in the Company’s annual proxy statement.

Committee Structure and Operations

The Committee shall be composed of a minimum of three directors, with all members of the Committee to be independent, according to independence standards established by the Board, consistent with applicable statutes, regulations, and listing standards of The New York Stock Exchange (“NYSE”). The Board shall appoint members of the Committee annually, including a Director to serve as Committee Chair, after consideration of nominations by the Governance Committee. In selecting members of the Committee, the Board shall take into account compliance with applicable statutes, rules, regulations and the listing standards of the NYSE, including requirements of independence. The Board shall determine that each member of the Committee is financially literate in accordance with NYSE listing standards. At least one member of the Committee shall, in the judgment of the Board be an “audit committee financial expert” in accordance with the rules and regulations of the SEC, and at least one member (who may also be the financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with NYSE listing standards.

The Committee shall meet at least four times per year, with additional meetings to occur as deemed necessary or desirable by the Committee or the Committee Chair. A majority of the members of the Committee shall constitute a quorum for the Committee to act in the discharge of its duties.

Committee Duties and Responsibilities

The following are the duties and responsibilities of the Committee:

1.	To be directly responsible, in its capacity as a committee of the Board, for appointing and retaining (subject to ratification by the Company’s stockholders), compensating, overseeing and terminating when appropriate, the principal firm of independent public accountants (“External Auditors”) to audit the consolidated financial statements of the Company. The External Auditors shall report directly to the Committee.

2.	Pre-approve all audit and non-audit services to be performed by the External Auditor and establish policies and procedures for the engagement of the External Auditor to provide those services.

3.	Obtain and review, at least annually, a report by the External Auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the External Auditor and the company.

4.	Evaluate the qualifications, independence and performance of the External Auditor, and, if appropriate, replace the External Auditor.

5.	Review with management and the External Auditor the annual audited financial statements and quarterly financial statements prior to filing, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and matters required to be reviewed by applicable legal, regulatory, or NYSE requirements.

6.	Discuss with management and the External Auditors and review any significant issues regarding accounting principles, practices and judgments made in connection with the preparation of the Company’s financial statements. Review a report from the External Auditors regarding all critical accounting policies to be used in the Company’s financial statements, including major changes thereto. Review any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies. Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company. The External Auditors shall also report to the Committee any other material written communications with management.

7.	Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

8.	Recommend to the Board whether the financial statements should be included in the annual report on Form 10-K.

9.	Review with the External Auditors any audit problems or difficulties and management’s response.

10.	Discuss policies with respect to risk assessment and risk management.

11.	Meet separately and on a periodic basis with management, the lead internal auditor of the Company (the “General Auditor”), and with the External Auditors.

12.	Review and approve periodically (at least annually) the internal audit organization and the objectives and scope of the internal audit function and examinations including review and approval of the appointment of the General Auditor.

13.	Review periodic reports from management assessing the effectiveness of the Company’s internal controls and procedures for financial reporting, including reports on (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, including any corrective actions and (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls.

14.	Establish procedures regarding (a) the receipt, retention and treatment of complaints regarding the Company’s accounting, internal accounting controls or auditing matters and (b) the confidential and anonymous submission by Company employees regarding questionable accounting or auditing matters.

15.	Set policies for the hiring of employees or former employees of the External Auditor.

16.	Review periodically (at least annually) the Committee charter and recommend to the Governance Committee any proposed changes to the charter.

17.	Assess annually the Committee’s performance of its responsibilities and report on that assessment to the Board.

Committee Reports

The Committee shall produce the following reports and provide them to the Board:

1.	An annual Report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

2.	An annual performance evaluation of the Committee. The performance evaluation should also recommend to the Governance Committee whether any improvements to this charter are deemed necessary or desirable. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the Committee Chair or any other member of the Committee designated by the Committee to make this report.

3.	A summary of the actions taken at each Committee meeting, which shall be presented by the Committee Chair to the Board at the next Board meeting.

Resources and Authority of the Committee

The Committee shall be provided with adequate resources and funding, as determined by the Committee, to satisfy its responsibilities.

The Committee shall have the authority to appoint and retain such outside counsel and other advisors as the Committee in its sole discretion deems appropriate. The Committee shall have the sole authority to approve the terms of any such retention and the fees to be paid.

The Committee shall have direct access to the External Auditors, the General Auditor, and the General Counsel, each of whom shall also have direct access to members of the Audit Committee.

DIRECTIONS:

Northbound on I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

Southbound on I-95

Please take Exit 7 (Atlantic Street) and stay in the middle lane. At the fourth traffic light, turn left onto Washington Boulevard. Continue through three traffic lights until you come to a stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

From the Merritt Parkway

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles under railroad and I-95). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX 8540 EDISON, NJ 08818-8540

     ADMISSION TICKET

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Your vote is important. Please grant your proxy immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/pbi	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683) Outside U.S. 1-201-536-8073

If you grant a proxy over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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X	Please mark your votes as in this example.	3509

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR Item 2.

Directors Recommend a Vote FOR Items 1 and 2.

Item 1—Election of Directors.					Nominees: 01. Michael J. Critelli 02. Michael I. Roth 03. Robert E. Weissman	Item 2–Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2005.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
		FOR	WITHHELD
	FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES

[ ]	________________________________
For all nominees except as written above
Mark box at right if an address change or comment has been noted on reverse side of card.	[ ]

Mark box at right if you plan to attend the Annual Meeting.	[ ]

Discontinue Annual Report Mailing for this Account.	[ ]

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY!

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Pitney Bowes’ Proxy Statement dated March 24, 2005.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ________________________________  Date: _____________  Signature: ________________________________  Date: _____________

Bring this ticket with you if attending the meeting ADMISSION TICKET Annual Meeting of Stockholders of Pitney Bowes Inc.	Monday, May 9, 2005 9:00 a.m., local time Pitney Bowes World Headquarters One Elmcroft Road Stamford, Connecticut 06926-0700

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Dear Stockholder:

          You can grant a proxy with respect to your shares through the Internet, by telephone or you can mail in the proxy card. If you grant a proxy by Internet or by telephone, you need not return the proxy card.

  1. To grant a proxy over the Internet:
      Log on to the Internet and go to the web site http://www.eproxyvote.com/pbi
  2. To grant a proxy over the telephone 24 hours a day, 7 days a week:
      On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada.

      Outside the U.S. call 1-201-536-8073.

          Your telephone or Internet proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

          If you choose to grant a proxy with respect to your shares via telephone or Internet, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

DETACH HERE

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PROXY

P R O X Y	PROXY SOLICITED ON BEHALF OF PITNEY BOWES BOARD OF DIRECTORS DIRECTION TO T. ROWE PRICE TRUST COMPANY, TRUSTEE Annual Meeting of Stockholders May 9, 2005

Michael J. Critelli, Bruce P. Nolop, Amy C. Corn, or any of them, with power of substitution, are hereby appointed proxies of the undersigned to vote all common stock and $2.12 convertible preference stock of Pitney Bowes Inc. owned by the undersigned at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 2005, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including the items as specified on the reverse side.

The undersigned, if a participant in the Pitney Bowes Inc. Deferred Investment Plan (the “Plan”), directs T. Rowe Price Trust Company,Trustee, to vote all Pitney Bowes common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 2005, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side.

All shares of $2.12 convertible preference stock and common stock registered in your name, held for your benefit in the dividend reinvestment plan and/or held for your benefit in the Deferred Investment Plan are shown on this card. The shares represented hereby will be voted in accordance with the directions given by the stockholder. If a properly signed proxy is returned without choices marked, and if not otherwise directed, the shares represented by this proxy registered in your name and/or held for your benefit in the dividend reinvestment plan will be voted FOR Items 1 and 2. If a properly signed direction card regarding Deferred Investment Plan shares is returned without choices marked, and if not otherwise directed, the shares represented by the voting direction card will be voted, with respect to Items 1 and 2, in the same proportion indicated by the voting instructions given by participants in the Plan.

In their discretion, the Proxies and/or the Trustee, as the case may be, are authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date and sign, and return promptly this proxy in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described above.

ADDRESS CHANGE/COMMENTS

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8540
EDISON, NJ 08818-8540

     ADMISSION TICKET

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Your vote is important. Please grant your proxy immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/pbi	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683) Outside U.S. 1-201-536-8073

If you grant a proxy over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

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X	Please mark your votes as in this example.	3912

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will not be voted.

Directors Recommend a Vote FOR Items 1 and 2.

Item 1—Election of Directors.					Nominees: 01. Michael J. Critelli 02. Michael I. Roth 03. Robert E. Weissman	Item 2–Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2005.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
		FOR	WITHHELD
	FOR ALL NOMINEES	[ ]	[ ]	WITHHELD FROM ALL NOMINEES

[ ]	________________________________
For all nominees except as written above
Mark box at right if an address change or comment has been noted on reverse side of card.	[ ]

Mark box at right if you plan to attend the Annual Meeting.	[ ]

Discontinue Annual Report Mailing for this Account.	[ ]

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY!

This proxy revokes all prior dated proxies.The signer hereby acknowledges receipt of Pitney Bowes’ Proxy Statement dated March 24, 2005.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature: ________________________________  Date: _____________  Signature: ________________________________  Date: _____________

Bring this ticket with you if attending the meeting ADMISSION TICKET Annual Meeting of Stockholders of Pitney Bowes Inc.	Monday, May 9, 2005 9:00 a.m., local time Pitney Bowes World Headquarters One Elmcroft Road Stamford, Connecticut 06926-0700

--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Dear Stockholder:

     You can grant a proxy with respect to your shares through the Internet, by telephone or you can mail in the proxy card. If you grant a proxy by Internet or by telephone, you need not return the proxy card.

  1. To grant a proxy over the Internet:
      Log on to the Internet and go to the web site http://www.eproxyvote.com/pbi
  2. To grant a proxy over the telephone 24 hours a day, 7 days a week:
      On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) from the U.S. and Canada.

      Outside the U.S. call 1-201-536-8073.

     Your telephone or Internet proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

     If you choose to grant a proxy with respect to your shares via telephone or Internet, there is no need for you to mail back your proxy card.

Your vote is important. Thank you for voting.

DETACH HERE

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P R O X Y	PROXY DIRECTION CARD LASALLE BANK N.A., TRUSTEE

To: DDD Company Employee Stock Ownership Plan Participants

LaSalle Bank N.A., the Trustee of the DDD Company Employee Stock Ownership Plan (“Plan”), has been instructed to solicit your instructions on how to vote the Pitney Bowes Inc. common stock held by the Trustee on your behalf in accordance with the terms of the Plan and to vote those shares at the annual meeting of stockholders of Pitney Bowes Inc. to be held on May 9, 2005 and at any adjournment thereof.

The undersigned, if a participant in the Plan, directs the Trustee to vote all Pitney Bowes Inc. common stock allocated to his or her account, as indicated on the reverse side, at the annual meeting of stockholders to be held in Stamford, Connecticut, on May 9, 2005, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting, upon such business as may properly come before the meeting, including items as specified on the reverse side. The failure to provide voting instructions by 11:59 p.m., Eastern time, May 4, 2005, with respect to the Pitney Bowes Inc. common stock held in your account shall be deemed to constitute instructions to the Trustee not to submit a proxy with respect to such stock allocated to your Plan account as provided under the Plan and Trust Agreement.

In its discretion, the Trustee is authorized to vote upon such other business as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

Please mark, date and sign, and return promptly this proxy direction card in the enclosed envelope, which requires no postage if mailed in the U.S., or grant your proxy via telephone or Internet as described above.

Your individual voting instructions will be handled in the strictest of confidence and will not be disclosed by Equiserve Trust Company, N.A., LaSalle Bank N.A., Pitney Bowes Inc. or any other person or entity except as required by law.

ADDRESS CHANGE/COMMENTS